EXHIBIT 99.1

Wednesday, January 27, 2021

Contact:	Jason Long, CFO and Secretary
(804) 843-2360

C&F Financial Corporation

Announces Record Net Income for 2020

West Point, Va., January 27, 2021—C&F Financial Corporation (the Corporation) (NASDAQ:CFFI), the one-bank holding company for C&F Bank, today reported record quarterly consolidated net income of $8.1 million for the fourth quarter of 2020, or $2.19 per share, compared with $4.4 million, or $1.27 per share, for the fourth quarter of 2019.  The Corporation uses adjusted net income, which is a non-GAAP measure of financial performance, to provide meaningful information about operating performance by excluding the effects of certain items that management does not expect to have an ongoing impact on consolidated net income.  Adjusted net income for the fourth quarter of 2020 was $7.1 million, or $1.91 per share, compared to $4.6 million, or $1.35 per share, for the fourth quarter of 2019.  For the fourth quarter of 2020, on an annualized basis, the Corporation’s returns on average equity (ROE) and on average assets (ROA) were 17.80 percent and 1.57 percent, respectively, compared to 10.78 percent and 1.06 percent for the fourth quarter of 2019, on an annualized basis.  Adjusted ROE and adjusted ROA, on an annualized basis, were 15.54 percent and 1.37 percent, respectively, for the fourth quarter of 2020, compared to 11.44 percent and 1.13 percent, respectively, for the fourth quarter of 2019.

For the year ended December 31, 2020, the Corporation reported record consolidated net income of $22.4 million, or $6.06 per share, compared to $18.9 million, or $5.47 per share, for the year ended December 31, 2019.  Adjusted net income for the year ended December 31, 2020 was $22.4 million, or $6.06 per share, compared to $19.5 million, or $5.66 per share, for the year ended December 31, 2019.  For the year ended December 31, 2020, the Corporation’s ROE and ROA were 12.54 percent and 1.14 percent, respectively, compared to 12.02 percent and 1.20 percent for the year ended December 31, 2019. Adjusted ROE and adjusted ROA were 12.54 percent and 1.14 percent, respectively, for the year ended December 31, 2020, compared to 12.44 percent and 1.25 percent, respectively, for the year ended December 31, 2019.

Adjusted net income for the fourth quarter of 2020 and year ended December 31, 2020 and the same periods in 2019 excludes the effects of a gain upon sale of a pool of purchased credit impaired (PCI) loans in the fourth quarter of 2020, charges related to early repayment of borrowings in the fourth quarter of 2020, merger related expenses recorded in 2020 and 2019, impairment charges related to a branch consolidation in 2020, and provisions of the CARES Act, enacted in 2020, which provided income tax benefits related to prior tax years.  For more information about these financial measures, which are not calculated in accordance with generally accepted accounting principles (GAAP), please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

Key highlights for the fourth quarter of 2020 and the year ended December 31, 2020 are as follows.  Comparisons are to the corresponding periods in the prior year unless otherwise stated.

●	The community banking segment sold a pool of PCI loans in the fourth quarter of 2020, recognizing a gain of $3.5 million;
●	The community banking segment repaid borrowings in the fourth quarter of $37.0 million, which will result in savings of $783,000 in interest expense on an annualized basis, and incurred early repayment charges of $2.2 million. Repayments at the community banking segment and consumer finance segment have resulted in a net decrease of long-term borrowings of $89.1 million during the year ended December 31, 2020;
●	Consolidated annualized net interest margin for the fourth quarter of 2020 was 4.57 percent, compared to 4.54 percent for the third quarter of 2020 and 5.20 percent for the fourth quarter of 2019. The increase compared to the third quarter of 2020 was due primarily to lower average costs of deposits;

●	Average loans outstanding at the community banking segment increased 9.9 percent for the fourth quarter of 2020 and increased 7.4 percent for the year ended December 31, 2020, excluding the effects of acquired loans and loans originated under the Paycheck Protection Program;
●	Consolidated provisions for loan losses included reserves based on qualitative adjustments related to the COVID-19 pandemic and resulting economic disruption. These reserves totaled approximately $8.0 million at December 31, 2020;
●	Mortgage banking segment net income increased 198 percent for the fourth quarter of 2020 and 185 percent for the year ended December 31, 2020 as a result of higher margins on sales of loans and record volume of mortgage loan originations;
●	The consumer finance segment’s net charge-off ratio fell to 1.54 percent for the year ended 2020 from 3.05 percent;
●	The consumer finance segment’s average loan yield declined due to growth in higher quality, lower-yielding loans, including marine and recreational vehicle loans;
●	In the second quarter of 2020, the community banking segment completed the integration of the systems and processes of Peoples Community Bank;
●	In the third quarter of 2020, the community banking segment opened new financial centers in Charlottesville and Downtown Richmond; and
●	Also in the third quarter of 2020, the Corporation issued new subordinated notes with aggregate principal of $20.0 million.

Tom Cherry, President and Chief Executive Officer of C&F Financial Corporation, commented, “Even in the unprecedented times we are experiencing, we delivered record earnings for the fourth quarter and for the year.  We also accomplished many of our planned strategic goals for the year, including the purchase and successful integration of Peoples Community Bank into C&F Bank, strong loan growth, restructuring of our balance sheet by repaying certain long-term borrowings, opening two new financial centers and breaking ground on a new corporate headquarters for C&F Finance Company.  Despite current headwinds, which include the ongoing pandemic, vaccine distribution challenges, a low interest rate environment and a changing political landscape, and their potential impacts on the economy, we are optimistic as we enter 2021, because of the investments we have made over the last several years and because of the customers, employees and communities which we believe make C&F a strong, stable, strategic and growing financial institution.”

Community Banking Segment.  C&F Bank, which comprises the community banking segment, reported net income of $3.6 million for the fourth quarter of 2020, compared to $2.2 million for the fourth quarter of 2019. For the year ended December 31, 2020, C&F Bank reported net income of $5.4 million, compared to net income of $9.9 million for the year ended December 31, 2019.  Quarterly net income increased $1.5 million and $2.5 million for the fourth quarter of 2020 compared to the fourth quarter of 2019 and the third quarter of 2020, respectively, of which $1.1 million and $1.0 million, respectively, were related to the net effects of a gain on the sale of a pool of PCI loans, early repayment of borrowings, and merger related expenses.

The increase in community banking segment net income for the fourth quarter of 2020 compared to the fourth quarter of 2019 was due primarily to (1) a gain of $3.5 million on the sale of a pool of PCI loans in the fourth quarter of 2020, (2) higher average loans outstanding, which contributed to higher interest income on loans, and (3) lower interest expense on deposits due to lower average rates, partially offset by (1) early repayment charges of $2.2 million incurred in connection with the payoff of $37.0 million of convertible FHLB advances in December 2020, (2) lower average yields on loans, (3) lower interest income on excess cash reserves, (4) higher provision for loan losses resulting from the COVID-19 pandemic and related economic disruption, (5) a decrease in income from bank-owned life insurance due to proceeds received on one policy in 2019 and (6) higher occupancy expense, primarily related to the opening of two financial centers in the third quarter of 2020.

The decrease in community banking segment net income for the year ended December 31, 2020 compared to the year ended December 31, 2019 was due primarily to (1) lower average yields on loans; (2) higher provision for loan losses resulting from the COVID-19 pandemic and related economic disruption; (3) higher operating expenses, including the effects of (a) assuming certain operating costs of Peoples Bankshares, Incorporated (Peoples), which was acquired by the Corporation on January 1, 2020, including costs that have been eliminated following the integration of its operations into the Bank’s, (b) opening two new financial centers in the third quarter of 2020 and (c) investing in technology infrastructure to support continued growth; (4) early repayment charges of $2.2 million incurred in connection with the payoff of borrowings of $44.5 million; (5) lower interest income on excess cash reserves; (6) higher merger related expenses in connection with the acquisition of Peoples; (7) higher interest expense on deposits as a result of higher average deposit balances; and (8) a $281,000 write-down of assets in connection with the consolidation of the Bank’s former main office in West Point, VA into a nearby branch office and the donation of the building to the Town of West Point, which was completed in the fourth quarter of 2020; partially offset by (1) a gain of $3.5 million on the sale of a pool of PCI loans in the fourth quarter of 2020; (2) higher average loans outstanding, which contributed to higher interest income on loans; (3) higher interchange income; and (4) income tax benefits of $326,000 related to prior tax years of Peoples as a result of the CARES Act.  As of December 31, 2020, the community banking segment has realized substantially all of the cost savings associated with the integration of Peoples.  Additionally, C&F Bank expects to realize annualized cost savings of approximately $220,000 in connection with the consolidation of its main office in West Point, VA, and expects to realize annualized interest expense savings of $783,000 in connection with its early repayment of convertible FHLB advances in December 2020.

Average loans increased $246.5 million, or 31.1 percent, for the fourth quarter of 2020, and $216.5 million, or 27.8 percent, for the year ended December 31, 2020, compared to the same periods in 2019.  These increases included $81.1 million and $99.1 million for the fourth quarter of 2020 and the year ended December 31, 2020, respectively, of average balances of loans acquired in the acquisition of Peoples, and $87.2 million and $59.7 million, respectively, of average balances of loans originated under the Paycheck Protection Program of the Small Business Administration (PPP).  In addition to increases resulting from the acquisition of Peoples and the PPP, the increase in average loans outstanding for the fourth quarter of 2020 and the year ended December 31, 2020 compared to the same periods in 2019 resulted from growth in the commercial real estate and commercial business lending segments of the loan portfolio.  Average loan yields were lower for the fourth quarter and full year of 2020 compared to the same periods in 2019 due to repricing of variable rate loans and lower average yields on new lending, including PPP loans.  The recognition of interest income on PCI loans is based on management’s expectation of future payments of principal and interest, which is inherently uncertain. Earlier than expected repayments of certain PCI loans resulted in the recognition of additional interest income during 2020 and 2019. Interest income recognized on PCI loans was $860,000 and $615,000 for the fourth quarters of 2020 and 2019, respectively, and was $3.0 million and $3.4 million for the years ended December 31, 2020 and 2019, respectively.

C&F Bank’s total nonperforming assets were $3.9 million at December 31, 2020, compared to $2.6 million at December 31, 2019. Nonperforming assets at December 31, 2020 included $3.0 million in nonaccrual loans, compared to $1.5 million at December 31, 2019 and included $907,000 in other real estate owned, compared to $1.1 million at December 31, 2019.  The increase in nonaccrual loans compared to December 31, 2019 is due primarily to the downgrading of one commercial relationship in the fourth quarter of 2020, partially offset by payoffs.  Nonaccrual loans were comprised primarily of one commercial relationship at December 31, 2020 and were comprised primarily of residential mortgages and equity lines at December 31, 2019.  The community banking segment recorded provision for loan losses of $700,000 and $4.6 million for the fourth quarter of 2020 and the year ended December 31, 2020, respectively, compared to $250,000 and $360,000, respectively, for the same periods in 2019.  During the year ended December 31, 2020, the allowance for loan losses increased primarily as a result of reserves based on qualitative adjustments related to the COVID-19 pandemic and due to loan growth.  As of December 31, 2020, compared to December 31, 2019, there have not been significant changes in the overall credit quality of the loan portfolio, although management believes the effects of PPP loans, payment deferrals and government stimulus may be delaying signs of credit deterioration. Management believes that the level of the allowance for loan losses is sufficient to absorb losses inherent in the portfolio.  However, if there is further deterioration in economic conditions, additional provision may be required in future periods.  In evaluating the allowance for loan losses, the community banking segment considered its exposure to segments of the economy that we believe have been most sensitive to the impacts of the COVID-19 pandemic.  The following table presents balances of loans to borrowers in these sensitive industries at December 31, 2020, and the exposure of C&F Bank to those borrowers, which includes available credit:

	December 31, 2020
(Dollars in thousands)	Balance	Exposure
Apartments	$82,031	$96,095
Health care[1]	71,636	73,596
Commercial real estate - retail[2]	50,455	57,009
Restaurants	13,608	14,120
Fitness centers and recreation	11,487	12,206
Hospitality	5,963	31,786
	$235,180	$284,812

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1	Includes primarily loans secured by medical office buildings and assisted living facilities.
2	Includes loans secured by commercial real estate used or being constructed for use in a retail business, a majority of which are leased to unrelated retail tenants.

Loan modifications offered to assist customers during the pandemic were offered on loans with aggregate balances of $104.7 million during the year ended December 31, 2020. These modifications included periods of interest-only payments and periods of complete payment deferral. As of December 31, 2020, loans whose modification periods had not ended or had been extended had aggregate balances of $30.7 million.  These loans included $16.2 million of loans classified as special mention and $10.0 million of loans classified as substandard, all of which were loans to borrowers in the COVID-sensitive industries above.

Mortgage Banking Segment.  C&F Mortgage Corporation, which comprises the mortgage banking segment, reported net income of $2.4 million for the fourth quarter of 2020, compared to net income of $814,000 for the fourth quarter of 2019. For the year ended December 31, 2020, C&F Mortgage Corporation reported record net income of $10.7 million, compared to net income of $3.8 million for the year ended December 31, 2019.

The increase in net income of the mortgage banking segment for both the fourth quarter of 2020 and the year ended December 31, 2020 compared to the same periods in 2019 was due primarily to higher gains on sales of loans and mortgage banking fee income, resulting from higher margins  and record loan production, higher mortgage lender services income for providing mortgage origination functions to third parties, and higher net interest income due to higher balances of loans held for sale.  Partially offsetting these factors were higher expenses tied to loan production, including compensation expense, loan processing expense and data processing expense. Mortgage loan originations for the mortgage banking segment were $528.7 million and $271.7 million for the fourth quarters of 2020 and 2019, respectively, and were $1.8 billion and $944.1 million for the years ended December 31, 2020 and 2019, respectively.  Loan production for the year ended December 31, 2020 was the highest reported by the mortgage banking segment for any calendar year in the Corporation’s history.  Lower interest rates on mortgage loans have contributed to an increase in volume in the broader mortgage industry in the year ended December 31, 2020 compared to the same period in the prior year.  Mortgage loan originations for the mortgage banking segment during the fourth quarter of 2020 for refinancings and home purchases were $293.7 million and $235.0 million, respectively, compared to $77.7 million and $194.0 million, respectively, during the fourth quarter of 2019.  Mortgage loan originations for the mortgage banking segment during the year ended December 31, 2020 for refinancings and home purchases were $917.5 million and $854.5 million, respectively, compared to $224.9 million and $719.2 million, respectively, during the year ended December 31, 2019.

Consumer Finance Segment.  C&F Finance Company, which comprises the consumer finance segment, reported net income of $2.4 million for the fourth quarter of 2020, compared to net income of $1.7 million for the fourth quarter of 2019.  For the year ended December 31, 2020, C&F Finance Company reported net income of $7.6 million, compared to net income of $6.9 million for the year ended December 31, 2019.

The increase in net income of the consumer finance segment for both the fourth quarter of 2020 and the year ended December 31, 2020 compared to the same periods in 2019 was due primarily to lower provision for loan losses as a result of lower net charge-offs and a decrease in interest expense due to lower average cost of borrowings, partially offset by lower interest income due to lower average yields on loans. The average yield on loans for the fourth quarter of 2020 and the year ended December 31, 2020 was lower compared to the same periods of 2019 due to continued competition in the non-prime automobile loan business, including the effect of a lower interest rate environment, and the consumer finance segment’s pursuing growth in higher quality, lower yielding loans, which include prime marine and recreational vehicle (RV) loans.

The net charge-off ratio for 2020 decreased to 1.54 percent from 3.05 percent for 2019. The decline reflects a lower number of charge-offs during 2020, due to improvement in loan performance, and lower losses per loan charged off as a result of a strong used car market.  Improvement in loan performance has resulted from C&F Finance Company continuing to purchase higher quality loans as well as borrowers benefitting from the government’s stimulus measures in response to the pandemic during 2020.  C&F Finance Company offers payment deferrals at times to non-prime automobile borrowers as a management technique to achieve higher ultimate cash collections.  C&F Finance Company offered a higher number of payment deferrals during the first and second quarters of 2020 to borrowers impacted by the pandemic, and as of December 31, 2020, most borrowers who received a deferral had resumed making payments and were current.  The average amount deferred on a monthly basis during the fourth quarter of 2020 and the year ended December 31, 2020 was 1.56 percent and 2.93 percent of non-prime automobile loans outstanding, compared to 1.87 percent and 1.90 percent during the same periods in 2019.  At December 31, 2020, total delinquent loans, which does not include loans that have been granted a payment deferral, as a percentage of total loans was 3.08 percent, compared to 2.48 percent at September 30, 2020 and 4.17 percent at December 31, 2019. The allowance for loan losses was $23.5 million, or 7.53 percent of total loans at December 31, 2020, compared to $21.8 million, or 6.96 percent of total loans at December 31, 2019. The increase in the level of the allowance for loan losses as a percentage of total loans is a result of reserves based on qualitative adjustments to reflect losses that management believes are probable as a result of the economic impacts of the COVID-19 pandemic.  Management believes that the level of the allowance for loan losses is sufficient to absorb losses inherent in the portfolio.  However, if there is further deterioration in economic conditions, additional provision may be required in future periods.

Merger Related Expenses.  In the fourth quarter of 2019, the Corporation recorded merger related expenses of $300,000 ($264,000 after income taxes) in connection with the acquisition of Peoples, of which $132,000 ($107,000 after income taxes) was allocated to the community banking segment and the remainder was recorded as a holding company expense. For the years ended December 31, 2020 and 2019, the Corporation recorded merger related expenses of $1.4 million and $709,000, respectively, or $1.1 million and $653,000, respectively, after income taxes.  Of these merger related expenses, $1.3 million ($1.0 million after income taxes) was allocated to the community banking segment for the year ended December 31, 2020, compared to $236,000 ($196,000 after income taxes) for the year ended December 31, 2019, and the remainder in each year was recorded as a holding company expense. In the aggregate, in connection with the acquisition of Peoples, the Corporation recorded merger related expenses of $2.1 million ($1.8 million after income taxes).

Issuance of Subordinated Notes.  In the third quarter of 2020, the Corporation completed the issuance of $20.0 million in aggregate principal amount of subordinated notes due in 2030 in a private placement transaction.  The subordinated notes will initially bear interest at a fixed rate of 4.875% for five years and at the three month SOFR plus 475.5 basis points thereafter.  These notes are included in Tier 2 capital of the Corporation, and the proceeds will be used for general corporate purposes and to support future growth opportunities.

Capital and Dividends.  The Corporation declared cash dividends during the year ended December 31, 2020 totaling $1.52 per share.  The Corporation declared a quarterly cash dividend of 38 cents per share during the fourth quarter of 2020, which was paid on January 1, 2021.  These dividends represent a payout ratio of 17 percent of earnings per share for the fourth quarter of 2020 and 25 percent of earnings per share for the year ended December 31, 2020.  The Board of Directors of the Corporation continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

In November 2020, the Board of Directors authorized a program, effective November 17, 2020, to repurchase up to 365,000 shares of the Corporation’s common stock through November 30, 2021. As of December 31, 2020, the Corporation has made aggregate common stock repurchases of 7,459 shares for an aggregate amount repurchased of $275,000 under the share repurchase program.

About C&F Financial Corporation.  C&F Financial Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI.  The common stock closed at a price of $38.70 per share on January 26, 2021.  At

December 31, 2020, the book value of the Corporation was $52.80 per share and the tangible book value per share was $45.32.  For more information about the Corporation’s tangible book value per share, which is not calculated in accordance with GAAP, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures, below.

C&F Bank operates 31 retail bank branches and three commercial loan offices located throughout the Hampton to Charlottesville corridor and the Northern Neck region in Virginia and offers full wealth management services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation and its subsidiary C&F Select LLC provide mortgage loan origination services through offices located in Virginia, Maryland, North Carolina, South Carolina and West Virginia. C&F Finance Company provides automobile, marine and RV loans through indirect lending programs offered in Alabama, Colorado, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Minnesota, Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia through its offices in Richmond and Hampton, Virginia.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission (SEC), are available on the Corporation’s website at http://www.cffc.com.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the Corporation conform to GAAP in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the Corporation’s performance. These include adjusted net income, adjusted earnings per share, adjusted ROE, adjusted ROA, tangible book value per share, and the following fully-taxable equivalent (FTE) measures: interest income on loans-FTE, interest income on securities-FTE, total interest income-FTE and net interest income-FTE.

Management believes that the use of these non-GAAP measures provide meaningful information about operating performance by enhancing comparability with other financial periods, other financial institutions, and between different sources of interest income. The non-GAAP measures used by management enhance comparability by excluding the effects of (1) items that do not reflect ongoing operating performance, including non-recurring gains or charges, (2) balances of intangible assets, including goodwill, that vary significantly between institutions, and (3) tax benefits that are not consistent across different opportunities for investment. These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the Corporation to evaluate and measure the Corporation’s performance to the most directly comparable GAAP financial measures is presented below.

Forward-Looking Statements.  This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended. These forward-looking statements are based on the beliefs of the Corporation’s management, as well as assumptions made by, and information currently available to, the Corporation’s management, and reflect management’s current views with respect to certain events that could have an impact on the Corporation’s future financial performance.  These statements, including without limitation statements made in Mr. Cherry’s quotes, relate to expectations concerning matters that are not historical fact, may express “belief,” “intention,” “expectation,” “potential” and similar expressions, and may use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “may,” “will,” “intend,” “should,” “could,” or similar expressions.   These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated or implied by such statements. Forward-looking statements in this release may include, without limitation, statements regarding expected future operations and financial performance, potential effects of the COVID-19 pandemic, including on asset quality, the allowance for loan losses, provision for loan losses and interest rates, the anticipated benefits of the early repayment of certain borrowings, future dividend payments, expected impacts of the Corporation’s acquisition of Peoples, strategic business initiatives and the anticipated effects thereof, including new or consolidated facilities, lending under the PPP loan program, margin compression, technology initiatives, asset quality, adequacy of allowances for loan losses and the level of future charge-offs, capital levels, the effect of future market and industry trends and the effects of future interest rate fluctuations. Factors that could have a material adverse effect on the operations and future prospects of the Corporation include, but are not limited to, changes in: (1) interest rates, such as volatility in yields on U.S. Treasury bonds and increases or volatility in mortgage rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, including unemployment levels, and slowdowns in economic growth, especially related to further and sustained economic impacts of the COVID-19 pandemic,  including the steps the Corporation takes in response to COVID-19, the severity and duration of the pandemic, the pace of vaccinations, the pace of recovery when the pandemic subsides and the heightened impact it has on many of the risks described herein, (4) potential claims, damages and fines related to litigation or government actions, including litigation or actions arising from the Corporation’s participation in and administration of programs related to COVID-19, including, among other things, the PPP under the Coronavirus Aid, Recovery, and Economic Security Act, (5) the legislative/regulatory climate, regulatory initiatives with respect to financial institutions, products and services, the Consumer Financial Protection Bureau (CFPB) and the regulatory and enforcement activities of the CFPB, and the application of the Basel III capital standards to C&F Bank, (6) the effect of the Economic Growth Regulatory Relief and Consumer Protection Act of 2018 (the Act) and changes in the effect of the Act due to issuance of interpretive regulatory guidance or enactment of corrective or supplemental legislation, (7) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, and the effect of these policies on interest rates and business in our markets, (8) the value of securities held in the Corporation’s investment portfolios, (9) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (10) the inventory level and pricing of used automobiles, including sales prices of repossessed vehicles, (11) the level of net charge-offs on loans and the adequacy of our allowance for loan losses, (12) the level of indemnification losses related to mortgage loans sold, (13) demand for loan products, (14) deposit flows, (15) the strength of the Corporation’s counterparties and the economy in general, (16) competition from both banks and non-banks, including competition in the non-prime automobile finance markets, (17) demand for financial services in the Corporation’s market area, (18) reliance on third parties for key services, (19) the commercial and residential real estate markets, (20) demand in the secondary residential mortgage loan markets, (21) the Corporation’s technology initiatives and other strategic initiatives, (22) the Corporation’s branch expansions and consolidations, (23) cyber threats, attacks or events, (24) expansion of C&F Bank’s product offerings, (25) accounting principles, policies and guidelines, and elections by the Corporation thereunder, and (26) the ability of the Corporation and C&F Bank to realize the anticipated benefits of the acquisition of Peoples. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release.  For additional information on risk factors that could affect the forward-looking statements contained herein, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019, Quarterly Reports on Form 10-Q for the quarters ended June 30, 2020 and September 30, 2020 and other reports filed with the SEC.

C&F Financial Corporation

Selected Financial Information

(dollars in thousands, except for per share data)

Financial Condition	12/31/2020	12/31/2019
	(unaudited)	*
Interest-bearing deposits in other banks	$68,927	$144,285
Investment securities - available for sale, at fair value	286,389	189,733
Loans held for sale, at fair value	214,266	90,500
Loans, net:
Community Banking segment	1,018,240	787,068
Mortgage Banking segment	6,271	4,044
Consumer Finance segment	288,739	291,206
Restricted stock, at cost	1,636	3,257
Total assets	2,086,310	1,657,432
Deposits	1,752,173	1,291,250
Repurchase agreements	20,455	16,360
Borrowings	55,714	144,810
Total equity	194,471	165,279

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*Derived from audited consolidated financial statements.

	For The		For The
	Quarter Ended		Year Ended
Results of Operations	12/31/2020	12/31/2019	12/31/2020	12/31/2019

	(unaudited)		(unaudited)	*
Interest income	$24,729	$23,791	$96,913	$95,010
Interest expense	2,900	3,832	13,382	14,556
Provision for loan losses:
Community Banking segment	700	250	4,600	360
Mortgage Banking segment	10	-	10	-
Consumer Finance segment	820	2,260	6,470	8,155
Noninterest income:
Gains on sales of loans	11,237	2,307	29,224	10,603
Other	8,667	6,170	26,194	21,409
Noninterest expenses:
Salaries and employee benefits	16,730	12,069	57,668	47,201
Other	12,712	8,422	40,982	32,818
Income tax expense	2,637	1,083	6,795	5,082
Net income	8,124	4,352	22,424	18,850
Net income attributable to C&F Financial Corporation	8,000	4,365	22,117	18,859
Earnings per share - basic and diluted	2.19	1.27	6.06	5.47

Fully-taxable equivalent (FTE) amounts[1]
Interest income on loans-FTE	23,455	22,047	91,154	87,561
Interest income on securities-FTE	1,437	1,345	5,735	5,873
Total interest income-FTE	24,923	23,940	97,602	95,613
Net interest income-FTE	22,023	20,108	84,220	81,057

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* Derived from audited consolidated financial statements.

1For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

	For The		For The
	Quarter Ended		Year Ended
Segment Information	12/31/2020	12/31/2019	12/31/2020	12/31/2019

	(unaudited)		(unaudited)	*
Net Income (Loss):
Community Banking	$3,646	$2,161	$5,427	$9,915
Mortgage Banking	2,422	814	10,736	3,773
Consumer Finance	2,443	1,733	7,612	6,868
Other	(387)	(356)	(1,351)	(1,706)

Mortgage loan originations - Mortgage Banking	528,748	271,701	1,772,062	944,143
Mortgage loans sold - Mortgage Banking	587,944	279,517	1,653,311	896,974

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* Derived from audited consolidated financial statements.

Paycheck Protection Loans (PPP) as of December 31, 2020

	Number of Loans	Outstanding
Below $50	807	$15,510
At least $50 and below $250	308	32,794
At least $250 and below $500	43	14,585
$500 and greater	17	15,795
	1,175	$78,684

	For The		For The
	Quarter Ended		Year Ended
Average Balances	12/31/2020	12/31/2019	12/31/2020	12/31/2019

	(unaudited)		(unaudited)
Interest-bearing deposits in other banks	$38,306	$140,737	$92,973	$110,638
Investment securities - available for sale, at amortized cost	272,434	188,226	238,908	200,054
Loans held for sale, at fair value	247,174	90,796	166,048	64,921
Loans:
Community Banking segment	1,039,288	792,755	995,726	779,207
Mortgage Banking segment	5,818	3,458	4,969	3,376
Consumer Finance segment	311,872	315,452	307,991	307,141
Restricted stock, at cost	3,055	3,257	3,220	3,255
Total earning assets	1,917,947	1,534,681	1,809,835	1,468,592
Total assets	2,068,545	1,634,784	1,966,299	1,565,428

Time, checking and savings deposits	1,211,624	966,011	1,174,884	931,422
Borrowings	117,091	161,407	129,358	160,327
Total interest-bearing liabilities	1,328,715	1,127,418	1,304,242	1,091,749
Noninterest-bearing demand deposits	500,028	307,945	431,789	283,505
Total equity	182,529	161,426	178,862	156,810

Asset Quality	12/31/2020	12/31/2019
	(unaudited)	*
Community Banking
Loans, excluding purchased and affiliate loans	$939,444	$770,423
Purchased performing loans[1]	87,096	26,422
Purchased credit impaired loans[1]	6,359	705
Total loans	$1,032,899	$797,550

Total nonaccrual loans[2]	$2,971	$1,512
Other real estate owned (OREO)[3]	907	1,103
Total nonperforming assets	$3,878	$2,615

Accruing loans past due for 90 days or more	$145	$109

Troubled debt restructurings (TDRs)[2]	$3,575	$4,353

Allowance for loan losses (ALL)	$15,035	$10,482
Nonperforming assets to loans and OREO	0.38%	0.33%
ALL to total loans, excluding purchased credit impaired loans[4]	1.46%	1.32%
ALL to total loans, excluding purchased loans and PPP loans	1.75%	1.36%
ALL to total nonaccrual loans	506.06%	693.25%
Net charge-offs to average loans	0.01%	0.04%

Mortgage Banking
Nonaccrual loans	$31	$372
Total Loans	$7,255	$4,642
ALL	$608	$598
Nonperforming loans to total loans	0.43%	8.01%
ALL to loans	8.38%	12.88%

Consumer Finance
Nonaccrual loans	$402	$611
Repossessed automobiles available for sale	$291	$410
Accruing loans past due for 90 days or more	$-	$-
Total loans	$312,252	$312,999
ALL	$23,513	$21,793
Nonaccrual loans to total loans	0.13%	0.20%
ALL to total loans	7.53%	6.96%
Net charge-offs to average total loans	1.54%	3.05%

________________________

*	Derived from audited consolidated financial statements.
1	Acquired loans are tracked in two separate categories: “purchased performing” and “purchased credit impaired.” The remaining discount for purchased performing loans was $1.8 million at 12/31/20 and $1.4 million at 12/31/19. The remaining discount for purchased credit impaired loans was $5.9 million at 12/31/20 and $5.6 million at 12/31/19.
2	Total nonaccrual loans include nonaccrual TDRs of $257,000 at 12/31/20 and $254,000 at 12/31/19.
3	Includes $835,000 at both 12/31/20 and 12/31/19 related to the land and buildings of the Bellgrade branch, which was consolidated into a nearby branch in 2019.
4	The ratio of ALL to total loans, excluding purchased credit impaired loans, includes purchased performing loans and loans originated under the PPP for which no allowance for loan losses is required.

	For The		For The
	Quarter Ended		Year Ended
Other Performance Data	12/31/2020	12/31/2019	12/31/2020	12/31/2019

	(unaudited)		(unaudited)
Annualized return on average assets	1.57%	1.06%	1.14%	1.20%
Annualized return on average equity	17.80%	10.78%	12.54%	12.02%
Annualized net interest margin	4.57%	5.20%	4.65%	5.52%
Dividends declared per share	$0.38	$0.38	$1.52	$1.49
Weighted average shares outstanding - basic and diluted	3,653,871	3,425,685	3,648,696	3,450,745

Market Ratios	12/31/2020	12/31/2019
	(unaudited)	*
Market value per share	$37.11	$55.33
Book value per share	$52.80	$48.07
Price to book value ratio	0.70	1.15
Tangible book value per share[1]	$45.32	$43.61
Price to tangible book value ratio[1]	0.82	1.27
Price to earnings ratio (ttm)	6.09	10.13

________________________

* Derived from audited consolidated financial statements.

[1]	For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

			Minimum Capital
Capital Ratios	12/31/2020	12/31/2019	Requirements[3]
	(unaudited)	*
C&F Financial Corporation[1]
Total capital (to risk-weighted assets)	15.2%	14.9%	8.0%
Tier 1 capital (to risk-weighted assets)	12.5%	13.6%	6.0%
Common equity tier 1 capital (to risk-weighted assets)	10.9%	11.7%	4.5%
Tier 1 capital (to average assets)	9.6%	11.1%	4.0%

C&F Bank[2]
Total capital (to risk-weighted assets)	13.8%	14.0%	8.0%
Tier 1 capital (to risk-weighted assets)	12.5%	12.8%	6.0%
Common equity tier 1 capital (to risk-weighted assets)	12.5%	12.8%	4.5%
Tier 1 capital (to average assets)	9.6%	10.3%	4.0%

________________________

*	Derived from audited consolidated financial statements.
[1]

The Corporation, a small bank holding company under applicable regulations and guidance, is not subject to the minimum regulatory capital regulations for bank holding companies. The regulatory requirements that apply to bank holding companies that are subject to regulatory capital requirements are presented above, along with the Corporation’s capital ratios as determined under those regulations.

[2]	All ratios at December 31, 2020 are estimates and subject to change pending regulatory filings. All ratios at December 31, 2019 are presented as filed.
[3]	The ratios presented for minimum capital requirements are those to be considered adequately capitalized.

C&F Financial Corporation

Reconciliation of Certain Non-GAAP Financial Measures

(dollars in thousands, except for per share data)

	For The		For The
	Quarter Ended		Year Ended
	12/31/2020	12/31/2019	12/31/2020	12/31/2019

Adjusted Net Income and Earnings Per Share	(unaudited)		(unaudited)	*
Net income, as reported	$8,124	$4,352	$22,424	$18,850
Sale of PCI loans[1]	(2,756)	-	(2,756)	-
Early repayment charges[2]	1,721	-	1,735	-
Merger related expenses[3]	-	264	1,132	653
Branch consolidation[4]	-	-	222	-
Change in tax law	-	-	(326)	-
Adjusted net income	$7,089	$4,616	$22,431	$19,503

Weighted average shares - basic and diluted	3,653,871	3,425,685	3,648,696	3,450,745

Earnings per share - basic and diluted, as reported	$2.19	$1.27	$6.06	$5.47
Sale of PCI loans	(0.75)	-	(0.76)	-
Early repayment charges	0.47	-	0.48	-
Merger related expenses	-	0.08	0.31	0.19
Branch consolidation	-	-	0.06	-
Change in tax law	-	-	(0.09)	-
Adjusted earnings per share - basic and diluted	$1.91	$1.35	$6.06	$5.66

Adjusted Return on Average Equity (ROE)
Average total equity, as reported	$182,529	$161,426	$178,862	$156,810

Annualized ROE, as reported	17.80%	10.78%	12.54%	12.02%
Adjusted annualized ROE	15.54%	11.44%	12.54%	12.44%

Adjusted Return on Average Assets (ROA)
Average assets, as reported	$2,068,545	$1,634,783	$1,966,299	$1,565,428

Annualized ROA, as reported	1.57%	1.06%	1.14%	1.20%
Adjusted annualized ROA	1.37%	1.13%	1.14%	1.25%

Fully Taxable Equivalent Net Interest Income[5]
Interest income on loans	$23,385	$22,022	$90,992	$87,519
FTE adjustment	70	25	162	42
FTE interest income on loans	$23,455	$22,047	$91,154	$87,561

Interest income on securities	$1,313	$1,221	$5,208	$5,312
FTE adjustment	124	124	527	561
FTE interest income on securities	$1,437	$1,345	$5,735	$5,873

Total interest income	$24,729	$23,791	$96,913	$95,010
FTE adjustment	194	149	689	603
FTE interest income	$24,923	$23,940	$97,602	$95,613

Net interest income	$21,829	$19,959	$83,531	$80,454
FTE adjustment	194	149	689	603
FTE net interest income	$22,023	$20,108	$84,220	$81,057

________________________

* Derived from audited consolidated financial statements.

1	Sale of PCI loans is net of related income taxes of $733,000 for both the fourth quarter of 2020 and the year ended December 31, 2020.
2	Early repayment charges are net of related income tax benefits of $458,000 for the fourth quarter of 2020 and $462,000 for the year ended December 31, 2020.
3	Merger related expenses are net of related income tax benefits of $264,000 for the year ended December 31, 2020, and $36,000 and $56,000 for the fourth quarter and year ended December 31, 2019, respectively.
4	Branch consolidation charges are net of related income tax benefits of $59,000 for the year ended December 31, 2020.
5	Assuming a tax rate of 21%.

	12/31/2020	12/31/2019
Tangible Book Value Per Share	(unaudited)	*
Equity attributable to C&F Financial Corporation	$193,805	$164,798
Less goodwill	25,191	14,425
Less other intangible assets	2,291	912
Tangible equity attributable to C&F Financial Corporation	$166,323	$149,461

Shares outstanding	3,670,301	3,438,126

Book value per share	$52.80	$48.07
Tangible book value per share	$45.32	$43.61

________________________

*	Derived from audited consolidated financial statements.